EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) by and among Janus Resources, Inc., a Nevada corporation (the “Parent”), Janus Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Parent (“Buyer”) and Jörg Gerlach, MD, PhD, an individual having a place of residence at [•] (the “Seller”), is entered into as of June 21, 2013. The Parent, the Buyer and the Seller together may be referred to herein as the “Parties” and each of them may be referred to herein as a “Party.”
RECITALS

WHEREAS, the Seller is the owner of certain patent applications and related foreign patent applications originally currently owned by Seller, together with related rights filed or issued for the Cell Deposition Device, a treatment methodology for skin isolation, spraying and associated equipment for the regeneration of human skin cells (collectively, the “Cell Deposition Device”); and

WHEREAS, the Seller wishes to sell all of his right, title and interest in and to the Cell Deposition Device and related assets described herein to Buyer and Buyer wishes to purchase such assets from the Seller;

NOW THEREFORE, in consideration of the foregoing and of the following covenants, the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Sale of Assets.

1.1. Purchase and Sale of Assets. The Seller hereby agrees to sell, transfer and deliver to Buyer at Closing (as defined below), and the Buyer agrees to purchase and pay for, all of Seller’s right, title and interest in and to the Cell Deposition Device including, but not limited to (to the extent applicable): (a) provisional patent applications, patent applications, patents, and related foreign patents and applications, licenses and related rights listed on Schedule 1.1(a) hereto and (i) all causes of action (whether currently pending, filed, or otherwise) and other enforcement rights under the patents including, without limitation, all rights to sue, to countersue and to pursue damages, injunctive relief, and any other remedies of any kind for past, current and future infringement; (ii) all rights to recover and collect settlement arrangements, license payments (including lump sum payments), royalties and other payments due now or hereafter due or payable with respect thereto, under or on account of any of the patents or any of the foregoing and (iii) any and all privileges, including the benefit of all attorney-client privilege and attorney work product privilege (the “Patents Rights”); (b) the trademarks, service marks, trade names and logos listed on Schedule 1.1(b) hereto (the “Trademark Rights”); (c) all rights, claims, credits, judgments, choses in action, rights of set-off or rights for past, present or future infringement against third parties relating to the Patents Rights; (d) the agreements listed on Schedule 1.1(d) hereto (the “Assumed Contracts”); (e) the prototype devices and representative custom or modified equipment listed in Schedule 1.1(e) hereto; (f), all notes, ideas, schematics, designs, engineering and marketing information and data, codes, project plans, techniques, methodologies, software, applications, research results, and milestones related to the Cell Deposition Device including without limitation those items listed in Schedule 1.1(f); (g) all records, data, results, patient files, historical samples, and clinical trial results relating to the foregoing, including without limitation those items listed in Schedule 1.1(g); (h) all fabrication items, shop drawings, patterns, molds, and jigs related to the Cell Deposition Device, including without limitation those items listed in Schedule 1.1(h); (i) the other assets listed in Schedule 1.1(i) and (j) all Intellectual Property (as defined below), related to any of the foregoing, including the right to file any continuations, continuations-in-part, revisions, extensions and reexaminations thereof, and statutory invention registrations with respect to any Intellectual Property and any Confidential Information (as defined below) provided to the Buyer or Parent by the Seller related to the Cell Deposition Device or any of the other Acquired Assets (as defined below). All of the foregoing are referred to herein as the “Acquired Assets.”

1.2. Consideration.

(a) The purchase price (the “Purchase Price”) of the Acquired Assets shall consist of the following:

(i) $[****] (the “Cash Portion”); and

(ii) a stock purchase warrant entitling Seller to purchase up to 1,200,000 shares of the Parent’s common stock, par value $0.00001 (“Parent’s Common Stock”) at an exercise price of $0.35 per share, substantially in the form of Exhibit 1.2 attached hereto (the “Warrant”).

(b) The Cash Portion of the Purchase Price consists of:

(i) an initial payment of $100,000 (the “Initial Payment”) to be made at the Closing; and

(ii) an aggregate of $[****] (the “Deferred Cash Purchase Price”) payable on such subsequent dates (each a “Deferred Payment Date”) and only upon satisfaction of the associated milestone set forth in this Section 1.2(b). For purposes of this Section 1.2(b), the term “Buyer” shall include Buyer and all third parties Buyer has engaged or is otherwise collaborating with for the research, development and commercialization of the Cell Deposition Device.

(1)           [****];

(2)           [****];

(3)           [****];

(4)           [****]; and

(5)           [****].

Anything herein to the contrary notwithstanding no installment of the Purchase Price is due and payable in the event that the associated milestone achievement is not realized within 60 months of the Closing Date, as defined below.

1.3. Closing. Subject to satisfaction of the conditions in Section 4, the closing of the sale and purchase of the Acquired Assets under this Agreement (the “Closing”) shall occur at a place mutually acceptable to the Buyer and the Seller at 9:00 a.m. ET on June 24, 2013, or such other date that is mutually acceptable to the Seller, the Parent, and the Buyer (the “Closing Date”). All transactions which are to take place at the Closing shall be considered to have taken place simultaneously and no delivery or payment shall be considered to have been made until all the transactions have been completed. Title to, ownership of, control over and risk of loss of the Acquired Assets shall pass to Buyer effective as of 11:59 p.m. on the Closing Date unless otherwise provided herein.

1.4. Seller’s Deliveries at Closing. On the Closing Date the Seller shall execute and deliver or cause to be executed and delivered to the Buyer: (a) the Bill of Sale substantially in the form set forth in Exhibit 1.4(a) hereto; (b) an Assignment and Assumption Agreement substantially in the form set forth in Exhibit 1.4(b) hereto; (c) an Assignment of Patents substantially in the form set forth in Exhibit 1.4(c) hereto; (d) an Assignment of Trademarks substantially in the form set forth in Exhibit 1.4(d) attached hereto; (e) a Disclaimer of Ownership substantially in the form set forth in Exhibit 1.4(e) executed by such parties as Buyer requests; (f) a Statement of Disclosure substantially in the form set forth in Exhibit 1.4(f); and (g) any other instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer the sole right, title and interest in and to the Acquired Assets set forth herein, including without limitation the written consents and confirmations set forth in Section 4.1. The Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Patents, and the Assignment of Trademarks, as executed and delivered by the Seller are herein collectively referred to as the “Seller Transaction Documents.” All tangible assets included in the Acquired Assets shall be delivered by Seller to Buyer to one or more locations specified by the Buyer and title and risk of loss shall pass to Buyer on the Closing Date. Seller shall provide Buyer with reasonable assistance in arranging for the shipment of tangible Acquired Assets to one or more locations specified by the Buyer.

1.5. Buyer’s Deliveries at Closing. On the Closing Date, (a) the Buyer shall pay to the Seller the Closing Cash Purchase Price by wire transfer of immediately available funds in accordance with written wiring instructions provided by the Seller to the Buyer at least two (2) Business Days prior to the Closing Date and (b) the Buyer shall execute and deliver or cause to be executed and delivered to the Seller (i) the Bill of Sale; (ii) the Assignment and Assumption Agreement; (iii) the Assignment of Patents; (iv) the Assignment of Trademarks and (v) the Warrant. The Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Patents, the Assignment of Trademarks and the Warrant, as executed and delivered by the Buyer, or the Parent as applicable, are herein collectively referred to as the “Buyer Transaction Documents”).

1.6. Obligations on the Deferred Payment Date. On the Deferred Payment Date Buyer shall pay the Deferred Cash Purchase Price due on such date by wire transfer of immediately available funds in accordance with the wire instructions of which Seller may notify Buyer as provided for herein. In the event that the Deferred Cash Purchase Price is not paid on the Deferred Payment Date, the Seller shall have the remedies set forth in Section 7 of this Agreement.

2. Representations and Warranties.

2.1. Representation and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows:

2.1.1. Legal Capacity and Power. The Seller has the requisite legal capacity, power and authority to enter into and perform under, this Agreement and each of the Seller Transaction Documents. This Agreement and each of the Seller Transaction Documents is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms thereof except as may be limited by applicable federal or state bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

2.1.2. Ownership of Assets. The Seller has good and marketable title to the Acquired Assets, free and clear of any and all mortgages, liens, encumbrances, pledges and security interests (collectively, “Encumbrances”). All pre-existing Encumbrances in or on the Acquired Assets shall, as of the Closing Date, have been released and discharged.

2.1.3. Brokers and Finders. The Seller has not incurred or taken any action that may give rise to any liability for brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. To the extent that the Seller incurs any such fees, the payment thereof is the sole responsibility of the Seller.

2.1.4. Non-contravention. Neither the execution and delivery of this Agreement and the Seller Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule to which Seller is subject or, to the knowledge of the Seller, any injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Seller is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, license, employment policy, instrument, or other arrangement to which Seller is a party or by which he is bound or to which any of the Acquired Assets is subject (or result in the imposition of any security interest upon any of the Acquired Assets).

2.1.5. Legal Compliance. The Seller has (a) complied with all laws (including rules, regulations and codes) and with all plans, injunctions, judgments, orders, decrees, agreements, rulings and charges thereunder in each case applicable to the Acquired Assets or to the Seller’s business to the extent involving the Acquired Assets and (b) to the best of Seller’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been threatened, filed or commenced against the Seller relating to or involving the Acquired Assets.

2.1.6. No Litigation. Except as set forth on Schedule 2.1.6, there is no legal action or other suit or proceeding initiated by any governmental agency, or court or by any person or entity pending or, to the knowledge of the Seller, threatened (a) under or in respect of any of the Acquired Assets, or (b) which questions the legality or propriety of the transactions contemplated by this Agreement.

2.1.7. Intellectual Property.

(a) “Intellectual Property” means the following, as such may exist in all countries and territories worldwide and under any international convention: (i) inventions (whether or not reduced to practice), all improvements thereto; (ii) trademarks and all goodwill associated therewith; (iii) works of authorship; (iv) trade secrets; (v) business information, confidential or otherwise (including ideas, research and development, know how, technical data, engineering and design information, customer and supplier lists, pricing and cost information, schematics, and business and marketing plans and proposals); (vi) databases; (vii) other proprietary rights; (viii) all registrations and applications therefore (as applicable) pertaining to the foregoing and (ix) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, and statutory invention registrations.

(b) The Seller owns, or has the right to use pursuant to license, sublicense, agreements or other permission, the Intellectual Property transferred under this Agreement as part of the Acquired Assets. To the best of the Seller’s knowledge, the Intellectual Property transferred under this Agreement as part of the Acquired Assets will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. The Seller has taken all reasonable action to maintain and protect each item of Intellectual Property owned or used by the Seller and related to the Acquired Assets, including the use of work-for-hire and confidentiality agreements with all of its employees and independent contractors who created such Intellectual Property during the period that the Seller owned the Acquired Assets.

(c) To the best of Seller’s knowledge, the Seller’s use of the Acquired Assets has not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property of any other person and the Seller has never received any legal charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any other person) alleging such interference, which, in the opinion of Seller, would materially adversely affect Seller’s title to the Acquired Assets. To the best of Seller’s knowledge, no other person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Intellectual Property rights included in the Acquired Assets.

(d) Set forth on Schedule 1.1(a) is (i) a list of each registration which has been issued to the Seller with respect to any of the Seller’s Intellectual Property related to the Acquired Assets, the date of issuance of each registration and the item of Intellectual Property to which each registration corresponds; (ii) a list of each pending application for registration which has been made with respect to any of the Intellectual Property owned or used in connection with the Acquired Assets by Seller, the date of each application and the item of Intellectual Property which is referenced in each application; (iii) a list of each material license, agreement or other permission which has been granted to any other person with respect to the Intellectual Property related to the Acquired Assets (together with any exceptions) and the date of each license, agreement or permission and the item of Intellectual Property which is the subject of each license, agreement or permission and (iv) a list of each unregistered or unregistrable material item of Intellectual Property related to the Acquired Assets. With respect to each item of Intellectual Property set forth on Schedule 1.1(a):

(i)           the Seller possesses all right, title and interest in and to the item free and clear of all Encumbrances, subject to the rights, if any, of third parties specified in Schedule 2.1.7 hereto. Attached hereto as Schedule 2.1.7 is a description of licenses and materials granted or transferred by prior owners of the Acquired Assets to third parties. To the best of Seller’s knowledge, none of the grants or transfers to the third parties listed on Schedule 2.1.7 are evidenced by a signed agreement (the Seller has delivered to the Buyer all unsigned drafts of writings addressed to the third parties);

(ii)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, charge or other restriction of any authority;

(iii)          no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the best of Seller’s knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)          the Seller has not agreed to indemnify any other person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(e) Set forth on Schedule 1.1(b) is a list of each material item of Intellectual Property related to the Acquired Assets that any other person owns and that the Seller uses pursuant to license, sublicense, agreement or permission. With respect to each item of Intellectual Property set forth on Schedule 1.1(b):

(i) To the best of Seller’s knowledge, the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect, will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated by this Agreement, and Seller has fulfilled all obligations of Seller thereunder;

(ii) The Seller is not and, to the best of Seller’s knowledge, no other party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iii) The Seller has not, and to the best of Seller’s knowledge, no other party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(iv) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, charge or restriction of any authority;

(v) No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the best of Seller’s knowledge, threatened which challenges the legality, validity or enforceability of the item; and

(vi) The Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

2.1.8. Assumed Contracts. The Seller has delivered to Buyer a correct and complete copy of each Assumed Contract, as amended to date, and to the best of the Seller’s knowledge, the Assumed Contracts represent all of the contracts and agreements related to the Acquired Assets to which the Seller is a party. To the best of Seller’s knowledge, there are no other agreements that limit the rights set forth in the Assumed Contracts. With respect to each Assumed Contract: (i) the Assumed Contract is legal, valid, binding and enforceable against the Seller and, to the Seller’s knowledge, the other parties thereto and is in full force and effect; (ii) the Assumed Contract will continue to be legal, valid, binding, enforceable and in full force and effect to the same extent on identical terms following the consummation of the transactions contemplated hereby; (iii) the Seller is not, and to the best of Seller’s knowledge, no other party is in breach or default, and to the best of Seller’s knowledge no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Assumed Contract and (iv) to the best of Seller’s knowledge, no person has repudiated any provision of the Assumed Contract.

2.1.9. Accuracy and Completeness of Acquired Assets. Schedules 1.1(a) through 1.1(d) are accurate and complete in all respects to the best of Seller’s knowledge. To the best of Seller’s knowledge, the Acquired Assets include all assets, equipment, Intellectual Property, contracts, agreements, records, materials and other information of Seller related to Seller’s Cell Deposition Device and otherwise required in connection with the continued development of the Cell Deposition Device.

2.1.10. No Third Party Interests in the Cell Deposition Device. No person or entity other than the Seller has any right title or interest in the Cell Deposition Device. Schedule 2.1.10 contains a true and complete copy of all documentation assigning the interests of any third party in and to the Acquired Assets to the Seller.

2.1.11. Full Disclosure. No representation, warranty, covenant or agreement made by the Seller in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered to the Buyer pursuant to this Agreement or in connection with the transactions covered by this Agreement contains or will contain any false or misleading statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

2.1.12. Disclaimer. Notwithstanding anything in this Agreement to the contrary, the Seller makes no, and hereby disclaims any, representation or warranty to the Buyer with respect to any warranty of merchantability or fitness for a particular purpose with respect to the Patent Rights set forth on Schedule 1.1(a).

2.2. Representations and Warranties of the Buyer and Parent. The Buyer and Parent each hereby severally and not jointly represents and warrants to the Seller as follows:

2.2.1. Organization and Authorization. (i) Each of the Parent and the Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to enter into this Agreement and the transaction contemplated hereby; (ii) the execution, delivery and performance of this Agreement and each of the Parent and the Buyer Transaction Documents has been authorized by all necessary corporate action of Buyer and the Parent and (iii) this Agreement and each of the Buyer Transaction Documents is a valid, binding obligation of Buyer, or the Parent, as the case may be, enforceable in accordance with its terms except as may be limited by applicable federal or state bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

2.2.2. Brokers and Finders. Other than fees due and payable to Vector Asset Management, Inc., the Buyer has not incurred any broker or finder fees or incurred any liability for brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. The Buyer is solely responsible for the fees which may be due Vector Asset Management, Inc. upon the consummation of this Agreement.

2.2.3. Non-contravention. Neither the execution and delivery of this Agreement and the Buyer Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule to which Buyer is subject or, to the knowledge of the Buyer, any injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Buyer is subject, or any provision of the Buyer’s Article of Incorporation or By-laws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any security interest upon any of the Acquired Assets).

2.2.4. SEC Reports; Financial Statements. The Buyer has filed all required forms, reports and documents with the Securities and Exchange Commission (“SEC”) since January 1, 2013, (“Buyer SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”), as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Buyer SEC Reports contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Buyer SEC Report filed subsequently and prior to the date hereof. Except as publicly disclosed by the Buyer since the filing of its last SEC Report, there have been no events, changes or effects with respect to the Buyer which the Buyer (i) was required to publicly disclose, in a filing with the SEC or otherwise, or (ii) which would reasonably be expected to have a material adverse effect on the Buyer. The consolidated financial statements of the Buyer included in the Buyer SEC Reports have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied and maintained throughout the periods indicated and fairly present the consolidated financial position of the Buyer and its consolidated subsidiaries at their respective dates and the results of the consolidated results of operations and changes in financial position of the Buyer and its consolidated subsidiaries for the periods covered thereby (subject to normal year-end adjustments and except that unaudited financial statements do not contain all required footnotes).

2.2.5. Issuance of the Warrant. The Warrant has been duly authorized by the Parent and, when issued in accordance with the Warrant, the shares issued pursuant to the Warrant (the “Warrant Shares”) will be duly and validly issued, fully paid and nonassessable, free and clear of all liens. The Parent has reserved from its duly authorized capital stock the number of Warrant Shares issuable upon exercise of the Warrant in full.

2.2.6. Review of Schedules Buyer hereby represents and warrants that it has reviewed the schedules completed by the Seller and attached hereto and, to the extent desired, has had the opportunity to make any inquiries of the Seller regarding the matters set forth thereon.

3. General Indemnification Obligations.

3.1.1. The Seller shall indemnify and defend the Buyer and the Parent and hold the Buyer and the Parent harmless from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, diminution of value, penalties, fines, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, costs, expenses and fees, including court costs and reasonable attorneys’ fees and expenses (collectively, “Adverse Consequences”) arising out of, resulting from, relating to, in the nature of or caused by any misrepresentation or breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered by the Seller to Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

3.1.2. The Buyer and the Parent shall indemnify and defend the Seller and hold the Seller harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by any misrepresentation or breach of any representation, warranty, covenant or agreement made by the Buyer or the Parent in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered by Buyer to the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

3.1.3. A party seeking indemnification pursuant to this Section (an “Indemnified Party”) shall give notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought pursuant to this Section (a “Claim”) as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to damages for which indemnification may be sought under this Section (but in any event on or prior to the applicable expiration date described below in Section 10) which contains (i) a description and the amount of any damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such damages; provided, however that any delay or failure of any Indemnified Party with regard to notifying any Indemnifying Party of any Claim shall not relieve the Indemnifying Party from any liability hereunder except to the extent that the defense of such action is prejudiced by such delay or failure to notify or promptly notify. Within 15 days after delivery of a notice of a Claim, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the damages claimed (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the damages claimed, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the damages claimed and a reasonable explanation of the basis therefor (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (III) contest that the Indemnified Party is entitled to receive any of the damages claimed and a reasonable explanation of the basis therefor. If the Indemnifying Party in such response contests the payment of all or part of the damages claimed, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. Any survival period time limitation specified in Section 10 below shall not apply to a Claim which has been the subject of notice from the Indemnified Party to the Indemnifying Party given prior to the expiration of such period. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action (provided such defense and investigation are pursued in a diligent and professional manner); (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party’s cost, risk, and expense unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. In the event the Indemnifying Party does assume the defense of such Claim as provided above, the Indemnified Party shall have the right to fully participate in such defense (including engaging attorneys of its own choice), at its sole expense, and the Indemnifying Party (and its chosen attorneys) shall keep the Indemnified Party (and its attorneys) reasonably informed and shall reasonably cooperate with the Indemnified Party (and its attorneys) in connection with such participation. If the Indemnifying Party fails to assume the defense of such claim within 15 days after receipt of the notice of a Claim, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party (which defense shall be pursued in a diligent and professional manner); provided, however, that such Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any damages by reason of such settlement or judgment.

3.1.4. For purposes of this Section, including the determination of Claims by Buyer, any and all references to “material” limitations or limitations as to “knowledge” in Seller’s representations and warranties, while being taken into account for purposes of determining whether a breach has occurred giving rise to a Claim by Buyer for Adverse Consequences for which Buyer is to be indemnified, shall be disregarded for purposes of calculating the amount of said Claim.

3.1.5. Neither party shall be required to indemnify the other party pursuant to this Section unless or until the aggregate monetary amount of Adverse Consequences exceeds $10,000.00 (the “Basket”) following which the Indemnifying Party shall be required to indemnify the Indemnified Party (subject to the Indemnity Cap) only for the monetary amounts of Adverse Consequences in excess of the Basket.

3.1.6. No party shall be required to indemnify the other party for an aggregate amount of Adverse Consequences in excess of the lesser of: (i) the amount of the Cash Portion that Buyer has paid to the Seller pursuant to Section 1.3(b) as of the date of the Claim, or (ii) $200,000 (the “Indemnity Cap”).

3.1.7. In no event shall the provisions of this Section in any way modify or otherwise limit the rights or remedies available to any of the parties with regard to a claim of fraud. The parties shall be entitled as a result of misrepresentation, breach or default under this Agreement, to pursue any and all non-monetary relief to which any of them may otherwise be entitled at law, in equity or otherwise.

3.1.8. The amount of damages payable by an Indemnifying Party under this Section shall be (a) reduced by any insurance proceeds actually received by the Indemnified Party with respect to the claim for which indemnification is sought, (b) reduced by any amounts recovered from any third parties, by way of indemnification or otherwise, with respect to the claim for which indemnification is sought and (c) any tax benefits actually received by the Indemnified Party or for which the Indemnified Party is eligible on account of the matter resulting in such damages or the payment of such damages. Each Indemnified Party shall, as soon as is reasonably practicable and commercially feasible, make application for such insurance procedures referred to in clause (a) above. Except with regard to compensation for claims paid to third parties, damages payable by an Indemnifying Party under this Section shall not include punitive damages or any special or indirect damages or any damages that are consequential in nature such as lost profits, diminution in value, damage to reputation and the like. Except as set forth in this Agreement, none of the Seller, the Parent or the Buyer are making any representation, warranty, covenant or agreement with respect to the matters contained herein. Provided that the Buyer has complied with all of the provisions of the this Section 3, Buyer shall have the right to off-set or set-off any payment due pursuant to this Agreement against any other payment to be made pursuant to this Agreement or otherwise (including against indemnification payments). Except for breaches of Sections 1.2 or 1.7 by Buyer or the Parent, as the case may be, indemnification under this Section shall be the exclusive means of recovery by either the Buyer, the Parent, or the Seller and, as applicable, its officers, directors and shareholders against the other party for any breach or violation, or alleged breach or violation, of the representations, warranties, covenants and agreements under this Agreement and shall be in lieu of any other common law or statutory rights or remedies.

4. Conditions to Closing.

4.1. Seller’s Closing Condition. The Seller’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions as of the Closing Date:

4.1.1. No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to stay, restrain or prohibit the consummation of the transactions contemplated hereby or to impose any remedy, condition or restriction unacceptable to the Seller in its sole discretion.

4.1.2. Representations and Warranties; Performance of Obligations. All representations and warranties of the Buyer and the Parent contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as though made at and as of the Closing and all of the terms, covenants and conditions of this Agreement to be complied with, performed and satisfied by the Buyer or the Parent, as the case may be, at or before the Closing shall have been complied with, performed and satisfied in all material respects.

4.1.3. Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto shall be reasonably satisfactory to the Seller and its counsel.

4.2. Parent and Buyer’s Conditions Precedent. The obligations of each of the Parent and the Buyer hereunder are conditioned upon the following:

4.2.1. No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to stay, restrain or prohibit the consummation of the transactions contemplated hereby or to impose any remedy, condition or restriction unacceptable to the Buyer in its sole discretion.

4.2.2. Representations and Warranties; Performance of Obligations. All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at and as of the Closing Date and all of the terms, covenants and conditions of this Agreement to be complied with, performed and satisfied by the Seller at or before the Closing Date shall have been complied with, performed and satisfied in all material respects.

4.2.3. Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto shall be reasonably satisfactory to the Buyer and its counsel.

4.2.4. Consents. On or prior to the Closing Date, the Buyer shall have been provided a copy, in a form satisfactory to Buyer, of all third party consents required in order to consummate the transactions contemplated hereby.

5. Confidentiality.

5.1. Confidential Information. Each party may disclose or may have disclosed (the “Disclosing Party”) to another party (the “Receiving Party”) certain information that the Disclosing Party considers to be confidential and/or proprietary, including, but not limited to, personally identifiable information and data entered, the terms and conditions of this Agreement (except as permitted in Section 10 below) technical processes and formulas, product designs, customer lists, product and business plans, revenues, projections, marketing and other data, sales, cost, accounting and other technical, business and financial information, as well as information that the Disclosing Party marks as confidential (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information does not include information (i) already known by the Receiving Party without an obligation of confidentiality, (ii) publicly known or which becomes publicly known through no omission or unauthorized act of the Receiving Party, (iii) rightfully received from a third party without any obligation of confidentiality, or (iv) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

5.2. Use of Confidential Information. The Receiving Party shall make use of the Confidential Information only for the purposes of this Agreement and shall protect the Disclosing Party’s Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized access, use, dissemination, or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of a like nature. The Receiving Party shall disclose Confidential Information only (i) to those of its employees, contractors, representatives and consultants with a need to know such Confidential Information who have first agreed with the Receiving Party, either as a condition of employment or engagement, or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those contained in this Section 5, (ii) as required by court order, law or regulation or as requested by any regulatory agency or governmental body having jurisdiction over the Receiving Party, provided that prior to such disclosure the Receiving Party shall provide prompt written notice to the Disclosing Party sufficient to permit the Disclosing Party the opportunity to oppose the disclosure and the Receiving Party shall take all reasonable steps available to maintain the Confidential Information in confidence, or (iii) to make appropriate disclosure regarding the tax treatment and tax structure of the transactions contemplated hereby.

5.3. Ownership of Confidential Ownership. All Confidential Information shall remain the property of the Disclosing Party and such Confidential Information and all copies thereof (if any), shall be promptly returned to the Disclosing Party upon request or upon termination of this Agreement or, at the Disclosing Party’s sole option, destroyed, in which case the Disclosing Party shall be notified promptly in writing when its Confidential Information has been destroyed. The furnishing of any Confidential Information between the parties shall not constitute the granting of any right or license to use such Confidential Information. Anything herein to the contrary notwithstanding, following the Closing, all Confidential Information provided by the Seller to the Buyer or Parent relating to the Acquired Assets shall be deemed part of the Acquired Assets and become the property of the Buyer and the Seller, subject to the provisions of Section 7 hereof, shall treat such Confidential Information, during the Confidential Information Effective Period as Confidential Information provided by the Buyer. Accordingly, notwithstanding any other provision in this Section 5 to the contrary, the Buyer and the Parent shall be permitted after the Closing to use and disclose any Confidential Information received from the Seller and included in the Acquired Assets to the extent the Buyer in its sole discretion determines that it is necessary or appropriate to use or disclose that Confidential Information in order to carry out any of the Buyer’s commercial activities through the use of any of the Acquired Assets.

5.4. Confidential Information Effective Period. The obligations of the parties set forth in this Section 5 shall remain in effect for the duration of the Initial Development Period (as defined below) (the “Confidential Information Effective Period”).

6. Buyer’s Commitment to the Continued Development of the Cell Deposition Device.

6.1 Initial Development Period; Annual Minimum Development Amount. Subject to the further provisions of this Section 6, following the Closing, and continuing until and terminating upon, the fifth (5th) anniversary of this Agreement (the “Initial Development Period”), the Buyer agrees to budget and expend an aggregate cumulative amount of at least [****] in connection with the continued development of the Cell Deposition Device (the “Minimum Development Amount”) including, without limiting the generality of the foregoing: (i) the development of a prototype which is electronic, non-software driven, and makes use of disposables, and is ideally suited for hospital operating rooms; (ii) the development of a prototype which is non-electric, fully disposable, made substantially of plastics, and where the compressed air source is external to the device, and is ideally suited for ambulant or private surgical or cosmetic practices; (iii) undertaking necessary FDA affairs work, including various device manufacturing certification requirements and/or audited production management systems; (iv) the preparation for and, if available, undertaking of clinical trials for use of the Cell Deposition Device in patients with second degree burns and (v) the engagement of an appropriate management and technology development team (collectively, the “General Development and Commercialization Goals”). Nothing herein shall be deemed to preclude the Buyer, in its sole discretion, from time to time modifying the General Development and Commercialization Goals.

6.2 Cessation of Development. Anything herein to the contrary notwithstanding, during the Initial Development Period, the Buyer, in its sole discretion may elect to discontinue the development and commercialization of the Cell Deposition Device (the “Cessation of Development Determination”) if in the opinion of the Buyer continued development of the Cell Deposition Device is no longer warranted as a result of (i) the technically inadequate or poor performance of the Cell Deposition Device and underlying technology, whether as a consequence of design, engineering, manufacturing, or clinical practice; (ii) unforeseen negative clinical implications, or poor or adverse clinical patient outcomes; (iii) changes to laws regarding the harvesting, processing, manipulation, and/or use of stem cells in the Cell Deposition Device or underlying technology, which have an adverse effect on further development or commercialization, of the Cell Deposition Device; (iv) protracted FDA approval engagement as a consequence of unforeseen hurdles or technical complications; (v) the inability of key commercial partners to fulfill technical requirements; (v) the inability to secure reimbursement or other such reasonable means of payment from customers; (vi) the introduction of a competitive technology or technologies that would reduce the potential market for the Cell Deposition Device; (vii) failure of the Seller to comply with Section 12.9; or (viii) the inability of the Buyer to secure funding on commercially reasonable terms for the General Development and Commercialization Goals (collectively, the “Development Cessation Factors”). Upon a Cessation of Development Determination in accordance herewith, the Buyer has no further obligation with respect to the expenditure of the Minimum Development Amount.

6.3 Liquidated Damages. Anything in this Agreement to the contrary notwithstanding, the Buyer and the Seller hereby expressly agree that if the Buyer elects not to expend the Minimum Development Amount pursuant to Section 6.1, or if the Buyer elects to terminate the further development of the Cell Deposition Device for any reason other than the Development Cessation Factors (collectively, the “General Development Termination”) Buyer will give written notice thereof to the Seller and the Seller’s sole remedy in lieu of but not in addition to any other remedies that otherwise may be or may have been available to the Seller hereunder, at law or in equity, shall be in the sole discretion and option of the Buyer, either:

(a)          Re-conveyance by the Buyer of the Acquired Assets to the Seller. If the Buyer chooses Re-conveyance of the Acquired Assets, the consummation of the Re-conveyance shall occur on a date which shall be no later than 60 nor less than 20 days following written notice of the General Development Termination, in accordance with Section 7, below; or

(b)          A cash payment equal to ten percent (10%) of the Minimum Development Amount less any of the Cash Portion of the Purchase Price already paid to the Seller (the “Cash Damages”). If Buyer chooses to pay the Cash Damages, in lieu of Re-conveyance in accordance with Section 6.3(a) hereof, Buyer shall pay the Seller the Cash Damages no later than 20 days following written notice of the General Development Termination (the “Cash Damages Closing Date”).

(c)          To the extent that the Cash Damages are equal $0 or less, then the Buyer shall have no obligation to pay any additional amounts to the Seller hereunder or to effect a Re-conveyance of the Acquired Assets to the Seller.

(d)          In the event of a Re-conveyance or payment of the Cash Damages pursuant to Section 6.3, effective as of the Re-conveyance Closing Date or Cash Damages Closing Date, as the case may warrant (i) the Buyer will have no further obligation with respect to the payment of any unpaid portion of the Deferred Cash Purchase Price and (ii) the no further Warrant Shares shall vest pursuant to the Warrant and only the Warrant Shares that have vested as of the date immediately preceding the date of the Re-Conveyance Closing Date or Cash Damages Closing Date, as the case may warrant, may be acquired in accordance with the terms of the Warrant.

(e)          [****].

(f)           In the event of a Re-conveyance pursuant to this Section 6.3, or Section 7.1 below, Seller shall not be responsible for any fees associated with the Re-conveyance, other than for fees payable to Seller’s counsel or filing fees to the United States Patent and Trademark Office, or such other government entity, necessary to evidence the transfer of the Acquired Assets to the Seller.

7. Re-conveyance of Acquired Assets.

7.1 Failure to Pay Deferred Cash Purchase Price. If the Buyer fails to pay to the Seller the Deferred Cash Purchase Price when and as due, then in lieu of but not in addition to any other remedies or rights that otherwise may be or may have been available hereunder to the Seller at law or in equity, the Seller shall have the right to require the Buyer to re-convey the Acquired Assets (such Re-conveyance shall not include any enhancements, modifications or any Intellectual Property produced by the Buyer relating to the Cell Deposition Device not specifically acquired by the Buyer from the Seller pursuant to this Agreement) to the Seller without the refund or return by the Seller of any portion of the Purchase Price (any such re-conveyance is herein referred to as a “Re-conveyance”). Upon exercise of the foregoing right by the Seller, the Buyer shall execute and deliver to the Seller such instruments of conveyance and assignment and other documents and shall take all other actions as the Seller and his counsel may deem reasonably necessary to vest in Seller the right, title and interest in and to the Acquired Assets. The Buyer and the Seller agree that the Seller would be damaged irreparably in the event that the provisions of this Section are not performed by the Buyer in accordance with its specific terms. Accordingly, the Buyer and the Seller agree that, without posting bond or other undertaking, the Seller will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Section and to enforce specifically the terms of this Section in any action instituted in any court of the United States or any state hereof having jurisdiction over the Parties and the matter in addition to any other remedy which it may be entitled, at law or in equity. The Buyer further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate. Notwithstanding the foregoing, the Buyer may withhold from the Deferred Cash Purchase Price payable to the Seller any amounts due or payable to Buyer under Section 3 and 8. The consummation of a Re-conveyance shall occur on a date which shall be no later than 60 nor less than 20 days following (the “Re-conveyance Closing Date”) written notice of default and request for a Re-conveyance by the Seller to the Buyer stating that the Buyer has defaulted with respect to the payment of a required installment payment of the Deferred Cash Purchase Price on the corresponding Deferred Payment Date and which default has not been cured as of the date of such written notice. Such notice shall also specify, in accordance with the foregoing, the Re-conveyance Closing Date.

7.2 In the event of a Re-conveyance, effective as of the Re-Conveyance Closing Date (i) the Buyer will have no further obligation with respect to the payment of any unpaid portion of the Deferred Cash Purchase Price and (ii) no further Warrant Shares shall vest pursuant to the Warrant and only the Warrant Shares that have vested as of the date immediately preceding the date of the Re-Conveyance Closing Date may be acquired in accordance with the terms of the Warrant.

8. Registration Rights.

8.1 The Parent shall prepare and file a registration statement (the “Registration Statement”) with the United States Securities and Exchange Commission (the SEC”), covering the exercise of the Warrant and the resale of the Warrant Shares (the “Registered Securities”), by no later than six months following the Closing Date. The Parent shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the initial filing. The Parent will maintain the effectiveness of the Registration Statement from the date of the effectiveness of the Registration Statement until the earlier of (i) 24 months after that date or (ii) the date on which all the Warrant Shares may be resold without restriction pursuant to Rule 144 as promulgated by the SEC pursuant to the Securities Act of 1933, as amended; provided, however, that, if at any time or from time to time after the date of effectiveness of the Registration Statement, the Parent notifies the Seller in writing of the existence of a Potential Material Event (as defined below), the Seller shall not offer or sell any of the Registered Securities, or engage in any other transaction involving or relating to the Registered Securities, from the time of the giving of notice with respect to a Potential Material Event until the Parent notifies the Seller that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, further, that, the Parent may not suspend the right of the Seller pursuant to this Section 8 for more than 45 days in the aggregate. As used herein, “Potential Material Event” means the possession by the Parent of material information regarding a potential transaction not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of the Parent that disclosure of such information in the Registration Statement would be detrimental to the business and affairs of the Parent.

8.2 The Parent shall notify the Seller, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. At the request of the Seller, the Parent shall also prepare, file and furnish to the Seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. The Seller agrees not to offer or sell any Registered Securities after receipt of such notification until the receipt of such supplement or amendment.

8.3 The Parent may request the Seller to furnish the Parent such information with respect to the Seller and the Seller’s proposed distribution of the Registered Securities pursuant to the Registration Statement as the Parent may from time to time reasonably request in writing or as shall be required by law or by the SEC in connection therewith and the Seller agrees to furnish the Parent with such information.

8.4 For purposes of this Section 8, each of the Parent and the Seller shall indemnify the other party hereto and their respective officers, directors, employees and agents against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) (collectively, a “Loss”) arising out of or based on any untrue statement (or alleged untrue statement) by the indemnifying party of a material fact contained in any prospectus or other document (including any related Registration Statement, notification or the like) incident to any registration of the type described in this Section 8, or any omission (or alleged omission) by the indemnifying party to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such indemnified party for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided, however, that no party will be eligible for indemnification hereunder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished by such party for use in connection with such registration and provided, further, that a Seller shall not be liable for any Loss that in the aggregate exceeds the amount such Seller would receive if Seller were to sell the Registered Securities on the date the amount of the Loss was determined (based on the closing price of a share of Parent’s common stock on its principal market or inter-dealer quotation system on such date).

8.5 Notwithstanding anything herein to the contrary, to the extent that the registration of any or all of the Warrant Shares by the Parent in the Registration Statement is prohibited as a result of the SEC’s interpretation of Rule 415 under the Securities Act, the Seller agrees to reduce the number of Warrant Shares included in the Registration Statement to a number which will be in compliance with then applicable SEC guidance.

8.6 All expenses (other than underwriting discounts and commissions and the fees and expenses of a Seller’s counsel) incurred in connection with registrations, filings or qualifications pursuant to this Section 8, including, without limitation, all registration, listing and qualifications fees, printing and engraving fees, accounting fees, and the fees and disbursements of counsel for the Parent, shall be borne by the Parent.

8.7 With a view to making available to the Seller the benefits of Rule 144, the Parent agrees to use its best efforts to:

(a)           comply with the provisions of paragraph (c)(1) of Rule 144;

(b)           file with the SEC in a timely manner all reports and other documents required to be filed by the Parent pursuant to Section 13 or 15(d) under the 1934 Act; and

(c)           if at any time it is not required to file such reports but in the past had been required to or did file such reports, it will, upon the request of Seller, make available other information as required by, and so long as necessary to permit sales of, its Registered Securities pursuant to Rule 144.

9. Non-Competition. Seller hereby acknowledges that Buyer has expended significant time and funds relating to the acquisition of the Acquired Assets from Seller. Seller hereby agrees that so long as Buyer has not forwarded Seller a Cessation of Development Determination pursuant to Section 6.2, or a General Development Termination pursuant to Section 6.3, but in no event after the five year anniversary of the Closing Date, so long as Buyer is not in default of its obligations under this Agreement, Seller shall not engage in the development of any Intellectual Property that would directly or indirectly infringe on, or reduce the value of, the Acquired Assets (collectively, the “Infringing Intellectual Property”). In the event that Seller develops any Infringing Intellectual Property, whether on his own behalf or on behalf of a third party, Seller hereby warrants and agrees that all Infringing Intellectual Property shall be deemed to be a “work for hire,” as such term is defined under United States law. To the extent any such materials do not qualify as “work for hire” under applicable law, and to the extent they include materials subject to copyright, patent, trade secret, or other proprietary rights protection, Seller hereby assigns to Buyer all rights, title, and interest in and to all such materials. To the extent Seller has any rights in the same, Seller hereby waives all enforcement of such rights. Without limiting any other provisions of this Agreement, the provisions of this Section 9 are severable. If any provision is deemed to be invalid, void or unenforceable, the remaining provisions shall not as a result be invalidated.

10. Notices. Any notice or communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by fax) to the address or fax number set forth beneath the name of such party below (or to such other address or fax number as such party shall have specified in a written notice given to the other parties hereto):

If to the Seller, to:

Jörg C. Gerlach, MD, PhD

If to Buyer or the Parent to:

Janus Resources, Inc.
430 Park Avenue
New York, New York 10022
Attention: President
Facsimile: (212) 246-3039

With a copy to:

Sierchio & Company, LLP
430 Park Avenue
Suite 702
New York, New York
Email: jsierchio@usandseclaw.com

11. Termination, Survival of Representations, Warranties and Covenants; Etc. Unless otherwise stated, all representations, warranties, covenants, agreements and indemnities contained in this Agreement shall survive for a period of six (6) months following the date of the Closing. In no event shall the liability of the Seller for breaches of representations, warranties and covenants hereunder exceed an aggregate amount equal to the cash portion of the Purchase Price actually received by the Seller. Any claim for any breach or violation of any representation, warranty or covenant herein or otherwise relating hereto (other than any claim under Section 5 or any claim regarding the payment of the Deferred Cash Purchase Price) must be made, if at all, on or prior to the date which is six (6) months after the Closing Date or it shall be thereafter barred.

12. Miscellaneous.

12.1 Disclaimer of Warranties. The Parties agree that the Acquired Assets are purchased on an “AS IS” basis and except as specifically set forth herein, all warranties of any kind whatsoever with respect to the Acquired Assets, including the implied warranties of merchantability and/or fitness for a particular purpose, are expressly disclaimed. Anything in this Agreement to the contrary notwithstanding, each of the Parties hereby expressly disclaim any warranties, either express or implied, concerning the ability of the Parties to commercialize the Cell Deposition Device, or the ability of the Cell Deposition Device to perform the functions for which it has been developed, and no claim for indemnification under Section 3 hereof shall arise on the part of either Party hereto as a result of the failure to commercialize the Cell Deposition Device.

12.2 Governing Law; Jurisdiction. This Agreement was executed in, and the transactions contemplated by and the provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof and all parties consent to the jurisdiction of the state and federal courts sitting in the State of New York.

12.3 Business Day. For purposes of this Agreement “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

12.4 Expenses. Each party to this Agreement shall be responsible for its own expenses incurred in connection with this Agreement and the transactions contemplated hereby and Buyer shall be responsible for (a) all filing and recordation fees relating to the transfer of the Acquired Assets hereunder and (b) all fees, costs and expenses relating to the shipment, transfer or delivery of all tangible assets included in the Acquired Assets from their respective locations on the Closing Date to such location or locations as Buyer may determine.

12.5 Publicity; SEC Filings. Each Party may issue a press release announcing the execution of this Agreement and the proposed transaction. Each Party shall provide a draft of such press release to the other Party no less than 24 hours before the issuance of such press release. If required by the rules and regulations of the SEC, either Party hereto may publicly disclose the existence of this Agreement and the terms hereof in a current report or a periodic report filed with the SEC, provided that the filing party shall provide the other party with a draft copy of the report no less than 24 hours before the anticipated filing date. In the event that a Party intends to issue a press release or files a report with the SEC regarding this Agreement and the transactions contemplated hereby, the filing party shall duly consider the comments of the other party.

12.6 Entire Agreement; Third Party Beneficiaries; Assignment; Etc. This Agreement, including all exhibits and schedules attached hereto, constitutes and contains the entire agreement of the Parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether written or verbal, respecting the subject matter hereof. This Agreement is not intended to confer upon any person other than the Parties to this Agreement any rights or remedies. The Buyer may not assign its rights or obligations under this Agreement without the prior written consent of the Seller (not to be unreasonably withheld), and the Seller may not assign its rights or obligations under this Agreement without the prior consent of the Buyer (not to be unreasonably withheld); provided, however, that the Seller may assign, distribute or otherwise transfer its rights relating to the Deferred Cash Purchase Price without the consent of the Buyer and, provided, further, that any person or entity that acquires the Buyer, or all or substantially all of the Acquired Assets, after the Closing Date must agree in writing to assume the obligation to pay the Deferred Cash Purchase Price as if such person or entity were substituted for the Buyer therein (but no such assignment and assumption shall relieve the Buyer of such obligation without the Seller’s written consent). In addition, the Buyer shall be permitted to assign and transfer the Acquired Assets to a wholly owned subsidiary of the Buyer, provided, however, that such assignee shall agree with the Seller, in writing, to assume the obligations of the Buyer hereunder on a joint and several basis and the Buyer shall not thereby be relieved of its obligations hereunder.

12.7 No Liability of Officers and Directors. The Parties acknowledge that the individuals executing this Agreement on behalf of the Parent and the Buyer do so on behalf of such entities and not in their individual capacities. As such no officer, director, employee or agent of the Parties shall have any liability hereunder.

12.8 Counterparts. This Agreement may be executed in two or more counterparts and shall be effective when each Party has executed at least one of the counterparts even though all Parties have not executed the same counterpart. The Parties may execute this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement and exchange on the Closing Date counterparts of such documents by means of facsimile transmission or email and the Parties agree that the receipt of such executed counterparts shall be binding on such Parties and shall be construed as originals. After the Closing the Parties shall promptly exchange original versions of this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement that were executed and exchanged by facsimile transmission or email pursuant to this Section. Notwithstanding anything herein to the contrary, including the effective date of this Agreement set forth in the preamble, this Agreement shall not be effective until signed by Parent, Buyer and Seller.

12.9 Other Prospective Purchasers. Buyer shall not incur any liability in connection with the transactions contemplated by this Agreement to any other person with whom Seller, or its agents or representatives, have had negotiations or discussions regarding any potential merger, sale or exchange of capital stock or other business combination involving the Seller or any proposal or offer to acquire in any manner a substantial equity interest in the Seller or all or a substantial portion of the assets of the Seller.

12.10 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Parties agree that they have participated jointly in the drafting of this Agreement, and therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any term, covenant, restriction or provision contained in Agreement, is held by a court of competent jurisdiction to be invalid, void, against its regulatory policy or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible so that the transactions contemplated hereby can be consummated as originally contemplated to the fullest extent possible.

12.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part, without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.

12.13 Successor and Assigns. The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns.

12.14 Enforcement Costs. The Parties agree that Buyer will cover any future patent application and execution fees, patent lawyer expenses and enforcement expenses.

12.15 Amendment. This Agreement may be amended by the Parties at any time by an instrument in writing signed on behalf of each of the Parties.

12.16 Further Actions.

(a) From time to time, as and when requested by any party hereto, each other Party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver the Acquired Assets to the Buyer effective as of the Closing Date (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby. The Seller acknowledges and agrees that from and after the Closing Date, Buyer shall be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to the Acquired Assets. Without limiting the generality of the foregoing, the Seller and the Buyer shall cooperate fully with each other after the Closing Date so that each party has access to the business records, contracts and other information existing as of the Closing Date and relating in any manner to the Acquired Assets in Seller’s possession or which can be obtained by Seller without undue expense or burden. No files, books or records existing as of the Closing Date and relating in any manner to the Acquired Assets shall be destroyed by any party for a period of 3 years after the Closing Date without giving the other party at least 30 days’ prior written notice, during which time such other party shall have the right to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated herein shall be during normal business hours and upon not less than 2 days’ prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same. Notwithstanding anything herein to the contrary, in the event Buyer elects to pay Seller the Cash Damages pursuant to Section 6.3(b), Seller shall have no rights under this Section 12.16.

(b) Without limiting the generality of Section 12.16(a), the Seller acknowledges that there are, and may be, future rights related to the Cell Deposition Device that the Buyer may otherwise become entitled to with respect to the Intellectual Property that do not yet exist, as well as new uses, media, means and forms of exploitation throughout the universe exploiting current or future technology yet to be developed, and the Seller specifically intends the foregoing assignment of rights to the Buyer to include all such now known or unknown uses, media and forms of exploitation. The Seller agrees to cooperate with the Buyer, in the procurement and maintenance of the Buyer’s rights to the Intellectual Property and Patent Rights and to execute, when requested, any and all applications for domestic and foreign patents, copyrights and other proprietary rights or other documents, including a power of attorney, and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Buyer to assign the Intellectual Property and Patent Rights to the Buyer, so as to permit the Buyer to enforce any Patent Rights and to otherwise carry out the purpose of this Agreement. If the Buyer is unable because of the Seller’s mental or physical incapacity or for any other reason to secure Seller’s signature for any of the assignments, licenses or other reasonably requested documents pertaining to the Intellectual Property or Patent Rights referenced herein within ten (10) days of the delivery of said documents to the Seller, then the Seller hereby irrevocably designates and appoints the Buyer and its duly authorized officers and agents as the Seller’s agent and attorney in fact, to act for and on the Seller’s behalf and stead, to execute and file said documents and do all other lawfully permitted acts to further the perfection, defense and enjoyment of the Buyer’s rights relating to the subject Intellectual Property and Patent Rights with the same legal force and effect as if such documents were executed by the Seller. The Seller stipulates and agrees that such appointment is a right coupled with an interest and will survive the Seller’s incapacity or unavailability at any future time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date written below.

PARENT:
JANUS RESOURCES, INC.

Date: July 12, 2013	By:	/s/ Rhonda B. Rosen
Rhonda B. Rosen
President and Chief Executive Officer

BUYER:
JANUS ACQUISITION CORP.

Date: July 12, 2013	By:	/s/ Rhonda B. Rosen
Rhonda B. Rosen
President and Chief Executive Officer

SELLER:
JÖRG GERLACH, MD, PHD

Date: June 21, 2013	By:	/s/ Jörg Gerlach
Jörg Gerlach,
MD, PhD